As filed with the Securities and Exchange Commission on August 1, 2017

Registration File No. 333-214405
Registration File No. 811-23210

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form N-2

☒	REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
☒	Post-Effective Amendment No. 1
☒	REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
☒	Amendment No. 4

STEADFAST ALCENTRA GLOBAL CREDIT FUND

(Exact Name of Registrant as Specified in Charter)

18100 Von Karman Avenue
Suite 500
Irvine, CA 92612
(877) 567-7264

(Address and Telephone Number, Including Area Code, of Principal Executive Offices)

Christopher Hilbert
Chief Executive Officer
18100 Von Karman Avenue
Suite 500
Irvine, CA 92612
(877) 567-7264

(Name and Address of Agent for Service)

Copies to:

Heath D. Linsky, Esq.
Lauren B. Prevost, Esq.
Owen J. Pinkerton, Esq.
Morris, Manning & Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road, N.E.
Atlanta, Georgia 30326-1044
(404) 233-7000

Approximate Date of Proposed Public Offering: As soon as practicable after the effective date of this Registration Statement.

If any securities being registered on this form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan, check the following box. ☒

Explanatory Note

This Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-214405) of Steadfast Alcentra Global Credit Fund (the “Registration Statement”) is filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely to add certain exhibits not previously filed with respect to such Registration Statement. No changes have been made to Part A, Part B or Part C of the Registration Statement, other than Item 25(2) of Part C as set forth below. Accordingly, this Post-Effective Amendment No. 1 consists only of the facing page, this explanatory note and Item 25(2) of Part C of the Registration Statement setting forth exhibits to the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 1 shall become effective immediately upon filing with the U.S. Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

PART C — OTHER INFORMATION

ITEM 25. FINANCIAL STATEMENTS AND EXHIBITS

(2) Exhibits:

(a)(1)	Certificate of Trust of the Registrant.(1)
(a)(2)	Declaration of Trust of the Registrant.(1)
(a)(3)	Amended and Restated Declaration of Trust of the Registrant.(3)
(b)	By-Laws of the Registrant.(3)
(e)	Distribution Reinvestment Plan of the Registrant.(3)
(g)(1)	Investment Advisory Agreement, dated March 23, 2017, by and between Steadfast Alcentra Global Credit Fund and Steadfast Investment Adviser, LLC.(3)
(g)(2)	Investment Sub-Advisory Agreement, dated March 23, 2017, by and between Steadfast Investment Adviser, LLC and Alcentra NY, LLC.(3)
(h)(1)	Dealer Manager Agreement, dated April 3, 2017, by and between Steadfast Alcentra Global Credit Fund and Steadfast Capital Markets Group, LLC.(4)
(h)(2)	Form of Participating Dealer Agreement (Included as Exhibit A to the Dealer Manager Agreement filed as Exhibit (h)(1) hereto).(4)
(h)(3)	Amendment No. 1 to the Dealer Manager Agreement, dated July 7, 2017, by and between Steadfast Alcentra Global Credit Fund and Steadfast Capital Markets Group, LLC.*
(h)(4)	Amendment No. 1 to the Participating Dealer Agreement.*
(i)	Steadfast Alcentra Global Credit Fund Independent Trustees Compensation Plan.*
(j)	Form of Custodian Agreement, by and between Steadfast Alcentra Global Credit Fund and State Street Bank and Trust Company.(4)
(k)(1)	Administration Agreement, dated March 23, 2017, by and between Steadfast Alcentra Global Credit Fund and Steadfast Investment Adviser, LLC.(3)
(k)(2)	Form of Expense Support and Conditional Reimbursement Agreement, by and between Steadfast Alcentra Global Credit Fund and Steadfast Investment Adviser, LLC.(4)
(k)(3)	Distribution Plan for Class T Shares of the Registrant.(4)
(k)(4)	Distribution Plan for Class I Shares of the Registrant.(4)
(l)	Opinion of Richards, Layton & Finger, P.A.(3)
(n)(1)	Consent of Richards, Layton & Finger, P.A. (Incorporated by reference to Exhibit (l) hereto).(3)
(n)(2)	Consent of Independent Registered Public Accounting Firm.(4)
(p)	Form of Subscription Agreement.(2)
(r)(1)	Code of Business Conduct and Ethics of the Registrant.(3)
(r)(2)	Code of Business Conduct and Ethics of Steadfast Investment Adviser, LLC.(3)

*	Filed herewith.
(1)	Incorporated by reference to the initial filing of the Registration Statement on Form N-2 (SEC File No. 333-214405) filed with the SEC on November 3, 2016.
(2)	Incorporated by reference to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-2 (SEC File No. 333-214405) filed with the SEC on February 17, 2017.
(3)	Incorporated by reference to Pre-Effective Amendment No. 2 to the Registration Statement on Form N-2 (SEC File No. 333-214405) filed with the SEC on April 4, 2017.
(4)	Incorporated by reference to Pre-Effective Amendment No. 3 to the Registration Statement on Form N-2 (SEC File No. 333-214405) filed with the SEC on May 5, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, and State of California, on the 1st day of August, 2017.

Steadfast Alcentra Global Credit Fund

By:	/s/ Christopher Hilbert Name: Christopher Hilbert Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Christopher Hilbert Christopher Hilbert	Chief Executive Officer and Trustee (Principal Executive Officer)	August 1, 2017
/s/ David Miller David Miller	Chief Accounting Officer (Principal Financial and Accounting Officer)	August 1, 2017
* Jack Yang	Trustee	August 1, 2017
* T. Ulrich Brechbühl	Trustee	August 1, 2017
* Ned W. Brines	Trustee	August 1, 2017
* Mitch Vance	Trustee	August 1, 2017
*By:	/s/ Christopher Hilbert Attorney-in-fact